CEMEX

CEMEX Australia Pty Ltd
ACN 122 401 405

Computershare

Please return completed form to:
Computershare Investor Services Pty Limited
GPO Box 2237 Melbourne
Victoria 8060 Australia
Enquiries (within Australia) 1300 721 344
(within the US) (866) 244 1296
(elsewhere) 613 9415 4344
Facsimile 61 3 9473 2500
web.queries@computershare.com.au
www.computershare.com

A

000001
000
SAM
MR JOHN SMITH 1
FLAT 123
123 SAMPLE STREET
THE SAMPLE HILL
SAMPLE ESTATE
SAMPLEVILLE VIC 3030

Securityholder Reference Number (SRN)

I 1234567890 IND

Securityholder details

Subregister	Issuer/CHESS
Your holding of shares in Rinker Group Limited	123456789012

Use a black pen.
Print in CAPITAL letters inside the grey areas. A B C 1 2 3

Consideration Election Form

USE THIS FORM TO ELECT THE CONSIDERATION REQUIRED FOR ALL YOUR ORDINARY SHARES IN RINKER GROUP LIMITED ("RINKER SHARES") ARE COMPULSORILY ACQUIRED. PLEASE READ THE INSTRUCTIONS OVERLEAF WHEN COMPLETING THIS FORM.

A ☐ **OPTION 1** - I/We elect to receive US$15.85 per Rinker Share converted into, and then paid to me/us in, Australian dollars for all of the Rinker Shares that I/we hold.

B ☐ **OPTION 2** - I/We wish to receive:
(i) a fixed Australian dollar amount of A$19.50 per Rinker Share for the first 2,000 Rinker Shares that I/we hold (or for all of my/our Rinker Shares if I/we hold 2,000 Shares or less); and
(ii) for the remaining Rinker Shares that I/we hold (if any), US$15.85 per Rinker Share converted into, and then paid to me/us in, Australian dollars.

C ☐ **OPTION 3** - I/We elect to receive US$15.85 per Rinker Share paid to me/us in US dollars for all of the Rinker Shares that I/we hold.

D ☐ **OPTION 4** - I/We wish to receive:
(i) a fixed Australian dollar amount of A$19.50 per Rinker Share for the first 2,000 Rinker Shares that I/we hold (or for all of my/our Rinker Shares if I/we hold 2,000 Shares or less); and
(ii) for the remaining Rinker Shares that I/we hold (if any), US$15.85 per Rinker Share paid to me/us in US dollars.

E Please complete this form if you wish to elect which consideration to receive for ALL of your Rinker Shares which are to be compulsorily acquired.
If you do not make an election, the form of consideration that will apply is OPTION 3, unless your registered address is in Australia in which case the form of consideration that will apply is OPTION 1.

F Contact details

Please provide your contact details in case we need to speak to you about this form.

Name of contact person | Contact person's daytime telephone number ( )

G Sign here - This section must be signed for your instructions to be executed

I/We make this election of consideration in respect of all my/our Rinker Shares which are to be compulsorily acquired by CEMEX Australia Pty Ltd subject to and in accordance with the Corporations Act 2001 (Cth).

Individual or Securityholder 1	Individual or Securityholder 2	Individual or Securityholder 3
Sole Director and Sole Company Secretary	Director	Director/Company Secretary

The directors reserve the right to make amendments to this form where appropriate. Please refer to the lodgement instructions overleaf.
This is an important document and requires your immediate attention. If you are in any doubt about how to deal with it, please consult your financial or other professional advisor.

How to complete this form

Acceptance of the takeover offer

A If you wish to receive OPTION 1, please mark this box.

Note: The amount of US$15.85 per Rinker Share will be converted at an exchange rate determined in accordance with Annexure A of the Form 6021 ('Notice of compulsory acquisition following takeover bid') which you will have received with this form. CEMEX Australia Pty Ltd will pay any charges associated with such conversion.

B If you wish to receive OPTION 2, please mark this box.

Note: In respect of paragraph (ii), the amount of US$15.85 per Rinker Share will be converted at an exchange rate determined in accordance with Annexure A of the Form 6021 ('Notice of compulsory acquisition following takeover bid') which you will have received with this form. CEMEX Australia Pty Ltd will pay any charges associated with such conversion.

C If you wish to receive OPTION 3, please mark this box.

D If you wish to receive OPTION 4, please mark this box.

E **How to select your consideration**

If you wish to elect which consideration you are to receive for your Rinker shares to be compulsorily acquired by CEMEX Australia Pty Ltd please complete and return this form to CEMEX Australia Pty Ltd's share registry at the address shown on this form.

F **Contact Details**

Enter your contact details. These are not compulsory but will assist us if we need to contact you.

G **Signature(s)**

You must sign the form as follows in the space provided:

Joint holding:	where the holding is in more than one name all of the securityholders must sign.
Power of Attorney:	to sign under Power of Attorney, you must have already lodged this document with the registry. Alternatively, attach a certified copy of the Power of Attorney to this form when you return it.
Deceased Estate:	all executors must sign and, if not already noted by the registry, a certified copy of Probate or Letters of Administration must accompany this form.
Companies:	this form must be signed by either 2 Directors or a Director and a Company Secretary. Alternatively, where the company has a Sole Director and, pursuant to the Corporations Act, there is no Company Secretary, or where the Sole Director is also the Sole Company Secretary, that Director may sign alone.

Delete titles as applicable.

Registration Name(s)

The Rinker Shares are currently registered in the name(s) printed on the front of this form. Your consideration will be issued (and paid, if applicable) to Rinker Group Limited ("Rinker") to be held on trust by Rinker in the names as they appear on the Rinker register.
If you have recently bought or sold any Rinker Shares, your holding may differ from that shown overleaf. If so, please write in your current holding and initial the alteration.
If you have already sold all your Rinker Shares shown overleaf, do not keep or return this form.

Lodgement of Consideration Election Form

Subject to the Corporations Act 2001 (Cth), Consideration Election Forms must be received at the Melbourne office of Computershare Investor Services Pty Limited by no later than 7.00pm AEST on 16 August 2007 (or by a later time as permitted by the Corporation Act).
Return the Transfer and Acceptance Form to:

Postal Address
Computershare Investor Services Pty Limited
GPO Box 2237
MELBOURNE VIC 8060

OR

Hand Delivery
Computershare Investor Services Pty Limited
Yarra Falls
452 Johnston Street
ABBOTSFORD VIC 3067

Privacy Statement

Personal information is collected on this form by Computershare Investor Services Pty Limited ("CIS"), as registrar for securities issuers ("the issuer"), for the purpose of maintaining registers of securityholders, facilitating distribution payments and other corporate actions and communications. Your personal information may be disclosed to our related bodies corporate, to external service companies such as print or mail service providers, or as otherwise required or permitted by law. If you would like details of your personal information held by CIS, or you would like to correct information that is inaccurate, incorrect or out of date, please contact CIS. In accordance with the Corporations Act 2001, you may be sent material (including marketing material) approved by the issuer in addition to general corporate communications. You may elect not to receive marketing material by contacting CIS. You can contact CIS using the details provided on the front of this form or E-mail privacy@computershare.com.au

This form may not be used to effect an address change.

1TKAC

RIN_TKO

Please return the completed form in the envelope provided or to the address opposite:

Computershare Investor Services Pty Limited
GPO Box 2237
Melbourne VIC 8060
Australia